EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Double-Take Software, Inc. (formerly NSI Software, Inc.) for the registration of shares of its common stock of our report dated March 27, 2006 (with respect to Note N[1], May 23, 2006, the seventh paragraph of Note I, August 7, 2006, and the third paragraph of Note A[1], November 3, 2006) with respect to the financial statements and the financial statement schedule of Double-Take Software, Inc. for the year ended December 31, 2005 included in Double-Take Software, Inc.’s Registration Statement on Form S-1 (No. 333-136499) filed with the United States Securities and Exchange Commission.
/s/ EISNER LLP
New York, New York
December 12, 2006